Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS FIRST QUARTER RESULTS

REVENUE OF $192.9 MILLION AND EPS OF 8 CENTS

TAMPA, FL –May 3, 2005 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the first quarter of 2005. Revenue for the quarter ended March 31, 2005 was $192.9 million compared to $130.2 million for the first quarter of 2004 and $190.2 million for the quarter ended December 31, 2004. The Firm reported earnings for the first quarter of 2005 of $3.1 million or 8 cents per share compared to $1.1 million or 3 cents per share in the first quarter of 2004 and $17.6 million or 45 cents per share in the fourth quarter of 2004.

“We are very pleased that we were able to reach the top end of our earnings guidance which, we believe, reflects our enhanced operating leverage. Positive operating trends for the Firm continued in Q1 as revenues grew sequentially for the sixth straight quarter, search revenues increased for the sixth straight quarter, the spread between bill rates and pay rates improved for the fourth straight quarter, and operating expenses as a percentage of revenue again declined,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. “Total Firm revenues are up 48.1% year over year. In addition, we believe that our diversified balanced service offerings, as well as offering both flexible and search, mitigate the impact that any one segment has on total Firm performance in the short term. Kforce also has a legacy of success in permanent placement, which continues to grow as a percentage of total revenues, and now represents 7% of the revenue stream, up from 6.1% in Q4 2004. We reiterate our goal of between 10 to 15% of total Kforce revenue being comprised of permanent placement.”

Continued Mr. Dunkel; “We believe macro trends for staffing remain favorable with March Bureau of Labor Statistics data indicating college educated unemployment at 2.5% and the 16th consecutive month of non-farm employment gains. Staffing employment growth increased 8.4% year over year and the overall staffing capture of total payroll dollars is within 1/10 of a percent of its all time high. We believe that the professional segment, particularly Technology, Finance and Accounting and Health and Life Sciences, is the sweet spot of staffing.”

William L. Sanders, President said; “Search revenues increased for the sixth straight quarter up 15.4% sequentially and 61.5% year-over-year. We were particularly pleased with the increase in our Technology search business, which grew 30.7% sequentially and 124.1% year-over-year. We believe this increase indicates the continuing strong demand for Technology staffing services. We believe it is noteworthy that Technology search was the strongest percentage contributor to both our sequential and year over year search growth. We were excited to see the number of permanent placements continuing to increase and the average placement fee remaining strong. We remain positive for a continued ramp up in search revenues in 2005. Our Technology flex practice continued to grow with the addition of VistaRMS in the first quarter. As expected Finance and Accounting revenue was impacted by the scaling back of high bill rate Sarbanes-Oxley work. Revenue growth for our HLS group remains strong with 21.1% year over year growth.”

Continued Mr. Sanders; “As we look forward, we are continuing our emphasis on acquiring and retaining great people and believe that the acquisition of VistaRMS is a reflection of this commitment. We are pleased to note that we are essentially complete with the integration of VistaRMS and are already beginning to see the benefits across the entire organization of making this great team a part of the Firm. We will also continue to emphasize the training of our associates as well as providing them with state of the art tools. We are currently rolling out a new state of the art front end system and intend to upgrade our internal financial systems and processes later this year. We believe that these actions will help fuel future growth and operating results by allowing our associates to be productive.”

Joe Liberatore, Chief Financial Officer added, “First quarter earnings per share of 8 cents was impacted by approximately 4 cents from higher payroll related taxes that most significantly affect the Firm in the first quarter, approximately 1 cent for costs related to the completion of our 2004 Sarbanes-Oxley 404 assessment and audit and 1 cent of integration costs related to the acquisition of VistaRMS revenues.”

Continued Mr. Liberatore; “To assist in the comparison with prior quarters as the result of the Firm recording income tax expense in the first quarter of 2005, we believe it is useful to look at EBITDA, an indication of cash earnings per share. EBITDA for the first quarter was $8.1 million or 20 cents per share versus $7.5 million or 19 cents per share in the fourth quarter of 2004 and $2.5 million or 8 cents per share in Q1 2004. The Firm has been able to increase EBITDA per share 150% over the past year. Shareholder equity at the end of Q1 2005 is $192.8 million compared to $93.5 million at the end of Q1 2004, representing an increase of 106%.”

Mr. Liberatore continued; “Flex gross profit at the end of Q1 2005 is 100 basis points higher than a year ago driven by an improving spread between bill and pay rate. We continue to see improvement in the spread between bill rates and pay rates in all three business segments, which we believe is the result of our continued focus on pricing, client mix and business mix and are optimistic that improvement will continue.”

Mr. Liberatore continued; “The Firm also continues to exhibit improved operating leverage through declining operating costs as a percentage of revenue. Operating expenses decreased 60 basis points to 28.0% in Q1 2005 from 28.6% in Q4 2004 and 29.1% in Q1 2004. This decrease is attributable to continued scrutiny of all controllable costs including the management of our accounts receivable portfolio, which had only 3.8% of all receivables past due more than 60 days from the date of invoice as of quarter end. As of Q1 2005, days sales outstanding (DSO) on accounts receivable declined to 32.2 days from 40.8 days at Q4 2004.”

Mr. Liberatore continued; “Looking forward to the second quarter, we expect to continue to realize the benefits of the leverage in our operating platform, though we still expect expenses to be affected by payroll related taxes, applied to both our core and consultant populations, albeit at a lower level than Q1. We have substantially completed the integration of VistaRMS and don’t expect any incremental costs with regard to this transaction to affect Q2. We believe revenues may be in the $196 to $200 million range and earnings per share for Q2 may be in the 11 to 13 cents range which reflects approximately 41 million weighted average diluted shares outstanding.”

Kforce will host a conference call today to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 1-617-786-2963, pass code 72302390. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, May 3 through May 10, 2005, by dialing 1-617-801-6888, pass code 33934523.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until June 3, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,600 staffing specialists, Kforce operates with 83 offices in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will be consummated. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integrations are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

KFORCE INC.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Revenue by Function:
Technology	$89,553	$86,497	$59,650
Finance/Accounting	59,029	61,537	33,956
Health and Life Sciences	44,318	42,185	36,602

Total Revenue	192,900	190,219	130,208

Revenue by Time:
Perm	13,486	11,690	8,350
Flexible	179,414	178,529	121,858

Total Revenue	192,900	190,219	130,208

Cost Of Sales	132,872	130,179	91,500

Gross Profit	60,028	60,040	38,708
GP %	31.1%	31.6%	29.7%
Flex GP %	25.9%	27.1%	24.9%
Selling, General & Admin.	52,285	52,715	37,028
Deprec. & Amort.	1,755	1,776	883

Income from Operations	5,988	5,549	797
Other Expense	503	540	292

Earnings Before Taxes	5,485	5,009	505
Income Tax (Expense) Benefit	(2,406)	12,636	562

Net Income	$3,079	$17,645	$1,067

Earnings Per Share - Diluted	$0.08	$0.45	$0.03
EBITDA Per Share	$0.20	$0.19	$0.08
Shares Outstanding - Diluted	40,026	39,139	32,941
EBITDA	$8,145	$7,540	$2,505

Selected Cash Flow Information:
Bad Debt Expense	$421	$819	$(226)
Capital Expenditures	$1,926	$2,605	$1,447

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$189	$363	$10,243
Accounts Receivable, net	$108,227	$90,682	$69,670
Total Assets	$309,014	$273,195	$167,996
Current Liabilities	$101,373	$89,163	$42,524
Long-Term Liabilities	$14,831	$13,263	$32,016
Total Stockholders’ Equity	$192,810	$170,769	$93,456

Other Information:
Billing Days	63	62	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2005	Q4 2004	Q1 2004
Total Firm

Flex Revenue (000’s)	$179,414	$178,529	$121,858
Revenue per billing day (000’s)	$2,848	$2,879	$1,904
Sequential Flex Revenue Change	0.5%	0.6%	2.9%
Hours (000’s)	4,203	4,342	2,827
Flex GP %	25.9%	27.1%	24.9%

Search Revenue (000’s)	$13,486	$11,690	$8,350
Placements	1,201	1,026	714
Average Fee	$11,362	$11,477	$11,742
Billing days	63	62	64

Technology

Flex Revenue (000’s)	$84,961	$82,983	$57,601
Revenue per billing day (000’s)	$1,349	$1,338	$900
Sequential Flex Revenue Change	2.4%	-3.9%	3.6%
Hours (000’s)	1,437	1,437	1,045
Flex GP %	24.4%	25.9%	23.1%

Search Revenue (000’s)	$4,592	$3,514	$2,049
Placements	381	270	160
Average Fee	$12,092	$13,197	$12,870

Finance and Accounting

Flex Revenue (000’s)	$51,279	$54,337	$28,515
Revenue per billing day (000’s)	$814	$876	$446
Sequential Flex Revenue Change	-5.6%	7.7%	5.9%
Hours (000’s)	1,873	2,006	993
Flex GP %	27.3%	28.4%	27.5%

Search Revenue (000’s)	$7,750	$7,200	$5,441
Placements	706	671	474
Average Fee	$11,177	$10,788	$11,535

Health & Life Sciences

Flex Revenue (000’s)	$43,174	$41,209	$35,742
Revenue per billing day (000’s)	$685	$665	$558
Sequential Flex Revenue Change	4.8%	1.5%	-0.4%
Hours (000’s)	893	899	789
Flex GP %	27.5%	27.7%	25.8%

Search Revenue (000’s)	$1,144	$976	$860
Placements	114	85	80
Average Fee	$10,046	$11,454	$10,715

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q1 2005	Q4 2004	Q1 2004

Healthcare-Nursing

Flex Revenue (000’s)	$10,559	$10,352	$9,442
Revenue per billing day (000’s)	$168	$167	$147
Sequential Flex Revenue Change	2.0%	-3.7%	0.3%
Hours (000’s)	253	251	236
Flex GP %	23.6%	25.5%	23.6%

Search Revenue (000’s)	$190	$149	$101
Placements	20	17	15
Average Fee	$9,553	$8,771	$6,714

Healthcare - Non Nursing

Flex Revenue (000’s)	$7,476	$7,548	$5,433
Revenue per billing day (000’s)	$119	$122	$85
Sequential Flex Revenue Change	-1.0%	0.5%	-8.4%
Hours (000’s)	118	127	87
Flex GP %	32.8%	29.3%	30.5%

Search Revenue (000’s)	$126	$139	$42
Placements	13	8	5
Average Fee	$9,711	$17,400	$8,316

Clinical Research

Flex Revenue (000’s)	$16,780	$14,949	$13,808
Revenue per billing day (000’s)	$266	$241	$216
Sequential Flex Revenue Change	12.3%	8.1%	3.5%
Hours (000’s)	213	207	191
Flex GP %	28.8%	29.1%	26.3%

Search Revenue (000’s)	$221	$438	$404
Placements	14	29	22
Average Fee	$15,760	$15,033	$18,366

Scientific

Flex Revenue (000’s)	$8,359	$8,360	$7,059
Revenue per billing day (000’s)	$132	$135	$110
Sequential Flex Revenue Change	0.0%	-1.7%	-1.7%
Hours (000’s)	309	314	275
Flex GP %	24.9%	26.5%	24.0%

Search Revenue (000’s)	$607	$250	$313
Placements	67	31	38
Average Fee	$9,056	$8,043	$8,196

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA Reconciliation

	Q1 2005		Q4 2004		Q1 2004
		Per share		Per share		Per share
EBITDA	$8,145	$0.20	$7,540	$0.19	$2,505	$0.08
Depreciation and Amortization	(1,755)	(0.04)	(1,776)	(0.05)	(883)	(0.03)
Interest Expense and Other	(905)	(0.02)	(755)	(0.02)	(1,117)	(0.04)
Tax Benefit (Expense)	(2,406)	(0.06)	12,636	0.32	562	0.02

Net Income	$3,079	$0.08	$17,645	$0.45	$1,067	$0.03

Outstanding Shares - Diluted	40,026		39,139		32,941

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.